EXHIBIT 12

                               CONMED Corporation
                Computation of Ratio of Earnings to Fixed Charges

                                                               2000        2001       2002       2003        2004
                                                               ----        ----       ----       ----        ----
Income before income
    taxes ..........................................         $30,178     $38,134    $53,361     $53,009    $49,562
Interest expense ...................................          34,286      30,824     24,513      18,868     12,774
Portion of rentals
    representative of interest
    factor .........................................           1,114         919        688         653        883
                                                             -------     -------    -------     -------    -------
Total earnings available for
    fixed charges ..................................         $65,578     $69,877    $78,562     $72,530    $63,219
                                                             =======     =======    =======     =======    =======

Interest expense ...................................         $34,286     $30,824    $24,513     $18,868    $12,774
Portion of rentals
    representative of interest
    factor .........................................           1,114         919        688         653        883
                                                             -------     -------    -------     -------    -------
Total fixed charges ................................         $35,400     $31,743    $25,201     $19,521    $13,657
                                                             =======     =======    =======     =======    =======

Ratio of earnings to
    fixed charges ..................................            1.85        2.20       3.12        3.72       4.63
                                                             =======     =======    =======     =======    =======